EXHIBIT 10.28

FRANCHISE DEVELOPMENT AGREEMENT

(Non-exclusive/Exclusive)

THIS FRANCHISE DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into this              day of             , 200    , by and between EL POLLO LOCO, INC., a Delaware corporation, with its principal place of business at 3333 Michelson Drive, Suite 550, Irvine, California 92612 (referred to herein as “El Pollo Loco” or “Franchisor”) and                     , with its principal place of business at                      (“Developer”).

RECITALS

A. Franchisor owns certain proprietary and other property rights and interests in and to the “El Pollo Loco” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress designs and commercial symbols as Franchisor may from time to time authorize or direct Developer to use in connection with the operation of an “El Pollo Loco” Restaurant (the “El Pollo Loco Marks”). Franchisor has a distinctive plan for the operation of retail outlets for the sale of flame-broiled food items and related products, which plan includes but is not limited to the El Pollo Loco Marks and the Operations Manual (the “Manual”), policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the El Pollo Loco chain of restaurants (collectively, the “El Pollo Loco System”).

B. Developer represents that it is experienced in and has independent knowledge of the nature and specifics of the restaurant business. Developer represents that in entering into this Agreement it has relied solely on its personal knowledge and has not relied on any representations of Franchisor or any of its officers, directors, employees or agents, except those representations contained in any legally required disclosure document delivered to Developer.

C. Developer desires to obtain development rights from Franchisor within a specified geographical area (the “Territory”) specified in Exhibit “A” attached hereto and made a part hereof.

D. Franchisor is willing to grant the (non-exclusive/exclusive) right to develop and open El Pollo Loco restaurants within the Territory referenced in Exhibit “A.”

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.	Development Rights in Territory.

1.1 Franchisor hereby grants to Developer, subject to the terms and conditions of this Agreement (if 2.8 applicable add “, and specifically Section 2.8 hereof,”) and as long as Developer shall not be in default of this Agreement or any other development, franchise or other agreement between Developer and Franchisor, non-exclusive/exclusive development rights to obtain franchises to establish and operate              franchised restaurants, and to use the El Pollo Loco System solely in connection therewith, at specific locations to be designated in separate franchise agreements (the “Franchise Agreements”). (If exclusive agreement add “Developer expressly acknowledges that the exclusive rights granted herein apply only to the right to develop new restaurants in the Territory, and no exclusive territory or radius protection for the term of any franchise agreement is granted herein.”) The Franchise Agreements executed in accordance with this Agreement shall be in the form currently in use by Franchisor at the time of approval of the specific restaurant site by Franchisor.

1.2 Within thirty (30) days of the date of execution of this Agreement, Developer shall meet with Franchisor’s development representatives and begin preparation of a market development plan for the Territory (identifying specific key areas, key intersections and trade areas in the Territory) and all development pursuant to this Agreement shall be in accordance with this plan (the “Market Plan”). The Market Plan shall include proposed radii of areas where sites are to located, ranking and prioritization of site locations and other information customarily used by market planners in the restaurant industry. Developer shall propose the Market Plan and Franchisor shall approve or disapprove the Market Plan in its reasonable discretion within thirty (30) days thereafter. If Franchisor disapproves the Market Plan, it shall provide written comments to Developer to enable it to amend the Market Plan. In any event, the initial Market Plan shall be completed and approved by Franchisor and Developer no later than one hundred and twenty (120) days from the date of execution of this Agreement (the “Initial Planning Phase”). Developer acknowledges that no extensions of time on the Development Schedule (as defined below) shall be granted by Franchisor to Developer as a result of Developer’s failure to complete a satisfactory Market Plan with the Initial Planning Phase.

1.3 The parties hereto recognize that demographics, market economics, real estate values, competition and other conditions may change in the Territory over the term of this Agreement and that such changes may impact the Market Plan. Therefore, the parties agree that it is in their respective best interests to review the Market Plan periodically throughout the term of this Agreement. On the first anniversary of the approval of the initial Market Plan and at least once annually thereafter, Developer and Franchisor shall review the Market Plan and make such revisions as are required to maximize the successful development of the El Pollo Loco System in the Territory.

2.0	Limitation on Development Rights.

2.1 Developer must open to the public the number of El Pollo Loco restaurants each calendar year as required on the Development Schedule, all as set forth on Exhibit “B” attached hereto and made a part hereof.

2.2 For purposes of the Development Schedule in Exhibit “B”, no credit will be given for the development of El Pollo Loco restaurants outside the Territory, regardless of the fact that Developer may, upon proper application, obtain from Franchisor an El Pollo Loco Franchise Agreement (“Franchise Agreement”) for any such development.

2.3 Although this Agreement affords the Developer the right to develop and open El Pollo Loco restaurants within the Territory, as set forth on Exhibit “A”, all restaurants developed under this Agreement must be duly licensed through individual Franchise Agreements. Developer will execute El Pollo Loco’s then standard Franchise Agreement in use at the time of execution for each restaurant developed under this Agreement, and agrees to pay Franchisor the current fees, royalties and other required payments in accordance with the Uniform Franchise Offering Circular then in effect. Execution of the appropriate Franchise Agreement and payment of the initial franchise fee and/or any other required fees must be accomplished prior to the commencement of construction at any site.

2.4 Developer must satisfy all Franchisor’s financial and operational criteria then in effect prior to El Pollo Loco’s execution of each standard Franchise Agreement issued pursuant to this Agreement. Developer shall provide Franchisor with current information pertaining to Developer’s financial condition and the financial condition of the majority and managing members/partners/shareholders of Developer at any time upon El Pollo Loco’s request and in no event less than once annually. Developer acknowledges that, among other things, it will be required to submit annual financial statements of Developer and personal financial statements of each of its principal owners and Managing Members to be eligible for financial approval by El Pollo Loco. In the event any of the majority owners of Developer shall also be the Managing Members and/or majority owners of any other entity which is a franchisee of El Pollo Loco, then each such franchisee entity must be operationally and financially approved by Franchisor before approval for expansion will be granted to any one franchisee entity. “Managing Members” shall be any individuals who are designated as the primary decision makers or general managers of the franchisee entity and those individuals who (individually or collectively) own at least 51% interest in the franchisee entity.

2.5 Developer shall submit a proposed site for each franchised unit to be developed under this Agreement for acceptance by Franchisor’s Real Estate Site Approval Committee (“RESAC”), together with such site information as may be reasonably required by Franchisor to evaluate the proposed site. Franchisor shall, provided there exists no default by Developer under this Agreement or any other development, franchise or other agreement between Franchisor and Developer, evaluate each site proposed for which Developer has provided all necessary evaluation information, and shall promptly, but not more than sixty (60) days after receipt of Developer’s proposal, send to Developer written notice of acceptance or non-acceptance of the site. Site approval does not assure that a Franchise Agreement will be executed. Execution of the Franchise Agreement is contingent upon Developer purchasing or leasing the proposed site.

Within ninety (90) days after Franchisor’s site acceptance, Developer shall:

a)	Submit in writing to Franchisor, satisfactory proof to Franchisor that Developer;

(i)	owns the site; or

(ii)	has leased the site for a term which, with renewal options is not less than the initial term of the Franchise Agreement; or

(iii)	has entered into a written agreement to purchase or to lease the approved site on terms provided herein, subject, only to obtaining necessary governmental permits.

(iv)	If Developer has leased the site, the lease shall contain the provisions required in Section 4.2 of the Franchise Agreement.

2.6 Franchisor shall retain the right to:

a) Open and operate El Pollo Loco restaurants or franchise others to open and operate El Pollo Loco restaurants, at all universities, colleges, hospitals, municipal facilities, public transportation facilities, shopping malls, stadiums, amusement parks and similar locations of a “non-standard” nature, regardless of location within the Territory;

b) Open and operate or franchise others to open and operate non-standard El Pollo Loco restaurants within the Territory under the El Pollo Loco System (e.g., within drug stores, supermarkets, department stores, truck stops, hotel or motel chains, stadiums, etc.); and

c) Open and operate or franchise others to open and operate El Pollo Loco restaurants located within the Territory which have been acquired by El Pollo Loco on or after the date of this Agreement.

2.7 The purpose of this Agreement is to promote orderly incremental growth within the El Pollo Loco System. The acquisition of existing El Pollo Loco restaurants by Developer does not represent incremental growth and, therefore, does not satisfy the terms of this Agreement pertaining to development.

2.8 (To be added where there are existing restaurants in the territory) Developer acknowledges that Franchisor (i) is operating a unit or (ii) has granted franchise rights in or (iii) approved a new site for development for those locations identified in Exhibit “C” attached hereto and incorporated herein by this reference. Developer further acknowledges that Franchisor retains discretion to approve or disapprove any proposed location for development under this Agreement if, in Franchisor’s reasonable judgment, such proposed location is not suitable for an El Pollo Loco restaurant or such proposed location will have a material adverse effect on the profitability of another existing El Pollo Loco location (or approved site) in the Territory. Developer covenants to use its reasonable best efforts to avoid selecting proposed locations that would adversely impact pre-existing locations in the Territory. Franchisor covenants to advise Developer of any new site approved or proposed closures of El Pollo Loco restaurants in the Territory during the term of this Agreement.

3.0	Development Fee.

Developer shall pay to Franchisor a non-refundable deposit equal to Ten Thousand Dollars ($10,000.00), in immediately available funds, for the first restaurant to be developed under this Agreement. For each subsequent restaurant to be developed under this Agreement, Developer shall pay Franchisor a deposit equal to Five Thousand Dollars ($5,000.00). This deposit shall be paid upon the execution of this Agreement. The $10,000/$5,000 deposit, whichever is applicable, for each restaurant shall be applied against the initial franchise fee payable upon the execution of the Franchise Agreement applicable to each restaurant. If this Agreement is terminated pursuant to Section 9.0 or 10.0 below, all deposits, or any unused portion thereof, shall be forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination.

4.0	Term of Development Agreement.

This Agreement shall commence on the date specified in Exhibit “B”. Unless terminated pursuant to Section 9.0 or 10.0 below, it shall expire upon the earlier of the date specified in Exhibit “B” or upon the opening of the last restaurant listed in the Development Schedule.

5.0	Territory Conflicts.

5.1 Any continued operation of a restaurant operated by Franchisor or a franchisee of Franchisor within the Territory on or before the date of this Agreement shall not be considered to constitute a breach of this Agreement.

5.2 The rights granted Developer in this Agreement are subject to any prior territorial rights of other franchisees which may now exist in the Territory, whether or not those rights are currently being enforced. In the event of a conflict in territorial rights, whether under a Franchise Agreement or separate territorial or development agreement, the earlier in time shall prevail. Developer shall be free to negotiate with any person, corporation or other entity, which claims territorial rights adverse to the rights granted under this Agreement, for the assignment of those prior territorial rights. For this purpose, Franchisor agrees to approve any such assignment not in conflict with the other terms of this Agreement, subject to the condition of any Franchise Agreements involved, and current policies pertaining to assignments, including, but not limited to, satisfaction of all past due debts owed to Franchisor and the execution of a General Release.

5.3 In the event of third party claims to the right to develop any Territory other than those specified above, it is the responsibility of El Pollo Loco, where the right is exclusive, to protect and maintain Developer’s right to the Development of the Territory. However, if it appears to El Pollo Loco, in its sole discretion, that protection of the Territory by legal action is not advisable, whether due to the anticipation of, or the actual protracted nature of the action, the costs involved, the uncertainty of outcome, or otherwise, Franchisor has the right to terminate this Agreement, provided that it refunds to Developer the balance, if any, of the deposit made pursuant to Section 3.0, which has not been applied against the initial franchise fees for Franchise Agreements to be acquired under this Agreement.

6.0	Proprietary Rights of El Pollo Loco.

6.1 Developer expressly acknowledges El Pollo Loco’s exclusive right, title, and interest in an to the trade name, service mark and trademark “El Pollo Loco”, and such other trade names, service marks, and trademarks which are designated as part of the El Pollo Loco System (the “Marks”), and Developer agrees not to represent in any manner that Developer has any ownership in El Pollo Loco Marks. This Agreement is not a Franchise Agreement. Developer may not open an El Pollo Loco restaurant or use the El Pollo Loco Marks at a particular site until it executes a Franchise Agreement for that site. Developer’s use of the El Pollo Loco Marks shall be limited to those rights granted under each individual Franchise Agreement. Developer further agrees that its use of the Marks shall not create in its favor any right, title, or interest in or to El Pollo Loco Marks, but that all of such use shall inure to the benefit of El Pollo Loco, and Developer has no rights to the Marks except to the degree specifically granted by the individual Franchise Agreements. Building designs and specifications, color schemes and combinations, sign design specifications, and interior building layouts (including equipment, equipment specification, equipment layouts, and interior color schemes and combinations) are acknowledged by Developer to comprise part of the El Pollo Loco System. Developer shall have no right to license or franchise others to use the Marks by virtue of this Agreement.

6.2 Developer recognizes the unique value and secondary meaning attached to the El Pollo Loco Marks and the El Pollo Loco System, and Developer agrees that any noncompliance with the terms of this Agreement or any unauthorized or improper use will cause irreparable damage to Franchisor and its franchisees. Developer, therefore, agrees that if it should engage in any such unauthorized or improper use during, or after, the term of this Agreement, Franchisor shall be entitled to both seek temporary and permanent injunctive relief from any court of competent jurisdiction in addition to any other remedies prescribed by law.

7.0	Insurance and Indemnification.

7.1 During the term of this Agreement, Developer shall obtain and maintain insurance coverage for public liability, including products liability, in the amount of at least One Million Dollars ($1,000,000.00) combined single limit. Developer also shall carry such worker’s compensation insurance as may be required by applicable law. Upon the execution of each Franchise Agreement, Developer also shall obtain and maintain the insurance coverage’s required under each Franchise Agreement.

7.2 Franchisor shall be named as an additional insured on all such insurance policies and shall be provided with certificates of insurance evidencing such coverage. All public liability and property damage policies shall contain a provision that El Pollo Loco, although named as an insured, shall nevertheless be entitled to recover under such policies on any loss incurred by El Pollo Loco, its affiliates, agents and/or employees, by reason of the negligence of Developer, its principals, contractors, agents and/or employees. All policies shall provide Franchisor with at least thirty (30) days notice of cancellation or termination of coverage.

7.3 Franchisor reserves the right to specify reasonable changes in the types and amounts of insurance coverage required by this Section 7.0. In the event that Developer fails or refuses to obtain or maintain the required insurance coverage from an insurance carrier acceptable to El Pollo Loco, Franchisor may, in its sole discretion and without any obligations to do so, procure such coverage for Developer. In such event, Developer agrees to pay the required premiums or to reimburse such premiums to Franchisor upon written demand.

7.4 Developer agrees to defend at its own cost and to indemnify and hold harmless El Pollo Loco, its parent corporations, affiliates, shareholders, directors, officers, employees and agents from and against any and all loss, costs, expenses (including, without limitation, attorneys’ fees), damages and liabilities, however caused, resulting directly or indirectly from or pertaining to the use, condition, construction, equipping, decorating, maintenance or operation of any and all El Pollo Loco restaurants, any labor or other employee related claims of any kind. Such loss, costs, expenses, damages, liabilities and claims shall include, without limitation, those arising from the death or injury to any person, or arising from damage to the property of Developer or El Pollo Loco, their affiliates, agents or employees, or any third person, firm or corporation, whether or not such losses, costs, expenses, damages, liabilities or claims were actually or allegedly caused, in whole or in part through the negligence of Franchisor or any of its affiliates, agents or employees, or resulted from any strict liability imposed on Franchisor or any of its affiliates, agents or employees.

8.0	Transfer of Rights.

8.1 This Agreement shall inure to the benefit of Franchisor and its successors and assigns, and is fully assignable by El Pollo Loco.

8.2 The parties acknowledge that this Agreement is personal in nature with respect to Developer, being entered into by Franchisor in reliance upon and in consideration of the personal skills, qualifications and trust and confidence reposed in Developer and Developer’s present partners, managing members or officers if Developer is a partnership, limited liability company or a corporation. Therefore, the rights, privileges and interests of Developer under this Agreement shall not be assigned, sold, transferred, leased, divided or encumbered, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise without the prior written consent of El Pollo Loco, which consent may be given or withheld in El Pollo Loco’s sole discretion. For purposes of this Section, a sale of stock, or any membership or partnership interest in Developer, or a merger or other combination of Developer shall be considered a transfer of Developer’s interest prohibited hereunder.

9.0	Termination by Developer; Expiration Date.

This Agreement shall terminate immediately upon El Pollo Loco’s receipt of Developer’s notice to terminate, subject to the forfeiture provisions of Section 3.0 hereof. Notwithstanding any provision to the contrary contained herein, unless earlier terminated by either party, this Agreement shall expire on             , 200            , and all rights of Developer herein shall cease and all unapplied or unused Development Fees paid pursuant to Section 3.0 hereof shall be forfeited to Franchisor.

10.0	Events of Default.

10.1 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the immediate termination of this Agreement.

a. Failure by Developer to meet the requirements of the Development Schedule within the time periods specified therein. (For exclusive agreements add “Failure by Developer to meet the opening dates specified in Exhibit “B” shall thereafter result in an immediate loss of exclusivity and all rights of Developer under this Agreement shall become non-exclusive in the Territory.”)

b. Any assignment, transfer or sublicense of this Agreement by Developer without the prior written consent of El Pollo Loco.

c. Any violation by Developer of any covenant, term, or condition of any note or other agreement (including any El Pollo Loco Franchise Agreement) between Developer and Franchisor (or an affiliate of El Pollo Loco), the effect of which is to allow Franchisor to terminate (or accelerate the maturity of) such agreement before its stated termination (or maturity) date.

d. Developer’s assignment for the benefit of creditors or admission in writing of its inability to pay its debts generally as they become due.

e. Any order, judgment, or decree entered adjudicating Developer bankrupt or insolvent.

f. Any petition, or application, by Developer to any tribunal for the appointment of a trustee, receiver, or liquidator of Developer (or a substantial part of Developer’s assets), or commencement by Developer of any proceedings relating to Developer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereinafter in effect.

g. Any filing of a petition or application against Developer, or the commencement of such proceedings, in which Developer, in any way, indicates its approval thereof, consent thereto, or acquiescence therein; or the entry of any order, judgment, or decree appointing any trustee, receiver, or liquidator, or approving the petition in any such proceedings, where the order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

h. Any entry in any proceeding against the Developer of any order, judgment, or decree, which requires the dissolution of Developer, where such order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

i. Developer’s voluntary abandonment of any of Developer’s restaurants.

10.2 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the termination of this Agreement, if such default is not cured within thirty (30) days after written notice by Franchisor to Developer:

a. Developer’s default in the performance or observance of any covenant, term, or condition contained in this Agreement not otherwise specified in Section 10.1 above.

b. The creation, incurrence, assumption, or sufferance to exist of any lien, encumbrance, or option whatsoever upon any of Developer’s property or assets, whether now owned or hereafter acquired, the effect of which substantially impairs Developer’s ability to perform or observe any covenant, term, or condition of this Agreement.

c. Any change, transfer or conveyance (“Transfer”) in the ownership of Developer, which Transfer has not been approved in advance by Franchisor. Frnachisor reserves the right to approve or disapprove any Transfer in its sole discretion.

11.0	Effect of Termination.

11.1 Immediately upon termination or expiration of this Agreement, for any reason, all of Developer’s development rights granted pursuant to this Agreement shall revert to El Pollo Loco. At the time of termination, only restaurants operating or to be operated under the El Pollo Loco System by virtue of a fully executed Franchise Agreement shall be unaffected by the termination of this Agreement. Franchisor shall have no duty to execute any Franchise Agreement with Developer after the termination of this Agreement. The foregoing remedies are nonexclusive, and nothing stated in this Section 11.0 shall prevent El Pollo Loco’s pursuit of any other remedies available to Franchisor in law or at equity due to the termination of this Agreement.

11.2 Developer understands and agrees that upon the expiration or termination of this Agreement (or in the event of an exclusive development agreement, the failure of Developer to meet the Development Schedule and the resulting loss of exclusive development rights), Franchisor or its subsidiaries or affiliates, in their sole discretion, may open and/or operate restaurants in the Territory, or may authorize or franchise others to do the same, whether it is in competition with or in any other way affects the sales of Developer at the restaurants.

12.0	Non-Waiver.

El Pollo Loco’s consent to or approval of any act or conduct of Developer requiring such consent or approval shall not be deemed to waive or render unnecessary El Pollo Loco’s consent to or approval of any subsequent act or conduct hereunder.

13.0	Independent Contractor and Indemnification.

13.1 This Agreement does not constitute Developer an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever, and it is understood between the parties hereto that Developer shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of El Pollo Loco. The parties agree that this Agreement does not create a fiduciary relationship between them.

13.2 Under no circumstances shall Franchisor be liable for any act, omission, contract, debt, or any other obligation of Developer. Developer shall indemnify and save Franchisor harmless against any such claim and the cost of defending it arising directly or indirectly from or as a result of, or in connection with, Developer’s actions pursuant to this Agreement.

13.3 Developer shall grant no security interest in Developer’s business or any of its assets, including the furniture, fixtures and equipment located in the Restaurants, unless the secured party agrees that in the event of any default by Developer under any documents relating to such security interests, Franchisor shall have the right and option to purchase the rights of the secured party in any such business, furniture, fixtures, equipment or assets at the fair market value of such assets.

14.0	Entire Agreement.

This Agreement, including Exhibits “A” and “B” (add “C” if applicable) attached hereto, constitutes the entire full and complete agreement between Franchisor and Developer concerning the subject matter hereof and supersedes any and all prior written agreements. No other representations have induced Developer to execute this

Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment or modification of this Agreement shall be binding on either party unless written and fully executed.

15.0	Severability.

Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid, contrary to, or in conflict with, any existing or future law or regulation, by any court or agency having valid jurisdiction, then such shall be deemed not to be a part of this Agreement, but such shall not impair the operation of, or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, which will continue to be given full force and effect and bind the parties hereto.

16.0	Applicable Law.

This Agreement, after review by Developer and El Pollo Loco, was accepted in the State of California and shall be governed by and construed in accordance with the laws of such state.

17.0	Document Interpretation.

All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or plural tense, and any gender, whether masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause may require, the same as if such words had been fully and properly written in the appropriate number or gender. In the event of a conflict in the language, terms, or conditions between this Agreement and any Franchise Agreement issued pursuant to this Agreement, the Franchise Agreement shall control.

18.0	Covenant Not to Compete.

18.1 To further protect the El Pollo Loco System while this Agreement is in effect, Developer and each officer, director, shareholder, member, manager, partner and other equity owner, as applicable, of Developer, if Developer is an entity, shall neither directly nor indirectly own, operate, control or any financial interest in any other business which would constitute a “Competitive Business” (as hereinafter defined) without the prior written consent of Franchisor; provided further, that Franchisor may, in its sole discretion, consent to the Developer’s continued operation of any business already in existence and operating at the time of execution of this Agreement. In addition, Developer covenants that, except as otherwise approved in writing by the Franchisor, Developer shall not, for a continuous, uninterrupted period commencing upon the expiration, termination or assignment of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through or on behalf of, or in conjunction with any person, partnership, corporation or other entity, own, operate, control or have any financial interest in any Competitive Business which is located or has outlets or restaurant units within the Territory. The foregoing shall not apply to operation of an El Pollo Loco Restaurant by Developer pursuant to a franchise agreement with Franchisor or the ownership by Developer of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading on any public exchange or on the over-the-counter market, provided that Developer does not control or become involved in the operations of any such company. For purposes of this Section 18.1, a Competitive Business shall mean a restaurant or fast-food business which sells chicken or Mexican food products, which products individually or collectively represent more than twenty-five percent (25%) of the revenues from such restaurant or fast-food business operated at any one location during any calendar quarter.

18.2 In the event that any provision of Section 18.1 shall be determined by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall not be void, but such provision shall be limited to the extent necessary to make it valid and enforceable.

19.0	Notice.

For the purpose of this Agreement, all notices shall be in writing and sent via facsimile and registered or certified U. S. Mail. Any time period related to the notice shall commence to run upon the date said notice is received in the mail. All notices to El Pollo Loco shall be addressed as follows:

El Pollo Loco, Inc.

Vice President Development

3333 Michelson Drive, Suite 550

Irvine CA 92612

(949) 399-2025 (fax)

With a copy to:

El Pollo Loco - Legal Department

3333 Michelson Drive, Suite 550

Irvine, CA 92612

(949) 251-1703 (fax)

All notices to Developer shall be faxed and mailed to the Developer’s number and address shown on Exhibit “B”. Either party may from time to time change its address for the purposes of this Section by giving written notice of such change to the other party in the manner provided in this Section.

20.0	Section Headings.

The section headings appearing in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

21.0	Acknowledgments.

21.1 Developer acknowledges that it has received a complete copy of this Agreement, the Franchise Agreement, the attachments thereto, if any, at least ten (10) business days prior to the date on which this Agreement was executed.

21.2 Developer acknowledges that it has read and understands this Agreement, the Franchise Agreement, the attachments thereto and the agreements relating thereto contained in the UFOC received by Developer on             , and that Franchisor has accorded Developer ample opportunity and has encouraged Developer to consult with advisors of Developer’s own choosing about the potential benefits and risks of entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate original as of the date and year first written above.

DEVELOPER:	EL POLLO LOCO, INC., a Delaware corporation

Brian Berkhausen Vice President, Development

Pamela R. Milner Vice President and General Counsel

EXHIBIT “A” TO DEVELOPMENT AGREEMENT

TERRITORY

EXHIBIT “B” TO DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

FRANCHISE NAME:

PRINCIPALS:

NOTICE ADDRESS:

FAX NUMBER:                         (            )

COMMENCEMENT                                                  EXPIRATION

DATE:                                                                            DATE:

DEPOSIT (SECTION 3.0):                                 $

DEVELOPMENT SCHEDULE:

Within No. of Months From Commencement Date Cumulative Total	Number of Restaurants To Be Opened Within This Period

ACKNOWLEDGED AND AGREED TO:

EXHIBIT “C” TO DEVELOPMENT AGREEMENT

EXISTING EL POLLO LOCO RESTAURANTS IN THE TERRITORY